Exhibit 99.1

ReposiTrak Delivers 16% Quarterly Revenue Growth and 27% Increase in Net Income; Third Fiscal Quarter EPS of $0.10

Growth Across All Business Lines Drives Double-Digit Increase in Revenue

Salt Lake City, UT – May 15, 2025 –ReposiTrak (NYSE: TRAK), the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today announced financial results for the third fiscal quarter (“FQ3 2025”) ended March 31, 2025.

Third Fiscal Quarter Financial Highlights:

●	Third quarter total revenue increased 16% to $5.9 million from $5.1 million.
●	98% of the revenue in the quarter was recurring
●	Quarterly operating expense increased 7% to $4.1 million from $3.8 million.
●	Quarterly operating income increased 43% to $1.8 million from $1.3 million last year.
●	Quarterly GAAP net income increased 27% to $2.0 million from $1.6 million last year.
●	Quarterly net income to common shareholders increased 33% to $1.9 million from $1.4 million last year.
●	Quarterly diluted EPS of $0.10 compared to $0.08 in the prior year third fiscal quarter.
●	The Company finished the quarter with over $28.1 million in cash and no bank debt.
●	During the quarter, the Company redeemed 70,093 preferred shares for the stated redemption price of $10.70 per share for a total of $749,995 and paid $331,000 in cash dividends to common shareholders.

Randall K. Fields, Chairman and CEO of ReposiTrak commented, “We again delivered growth across all business lines - traceability, compliance and supply chain – driven by accelerated cross-selling. This led to double-digit revenue increases for both the third fiscal quarter and the first nine months of the fiscal year. The onboarding of traceability customers continues to exceed our expectations and has now shifted from primarily retailers to mostly suppliers, who are ensuring their operations meet the demands of their retail customers. Downstream suppliers, once thought to have limited market potential, are now being brought in by upstream customers expanding our total addressable market or TAM.”

“Simultaneously, we continue to enhance our automation to effectively, efficiently, and accurately onboard these customers,” continued Mr. Fields. “The much-welcomed FDA delay in enforcing compliance will enable us to make certain that the onboarding process is smooth, that data is of high quality and that our customers recognize the value of our solutions. Our automation continues to drive efficiency, as more than 70% of our new traceability suppliers are now joining the ReposiTrak Traceability Network (RTN) using our automated wizard and with little or no human intervention. We continue to focus on productivity and time-saving initiatives to drive efficiency.”

“The network effect is accelerating,” concluded Mr. Fields. “Larger suppliers are bringing smaller ingredient providers into the network, and we’re driving an increase in cross-selling. Our traceability, compliance, and supply chain solutions all share a common technology platform, creating a simple, end-to-end solution that is cost-effective and simple for customers to use. Higher cross-selling and greater scale is leading to accelerating profitability and cash generation.”

Third Fiscal Quarter Financial Results (three months ended March 31, 2025, vs. three months ended March 31, 2024):

Total revenue was up 16.3% to $5.9 million as compared to $5.1 million in the prior-year third quarter. Total operating expense was $4.1 million, up 7.4% compared to $3.8 million last year. General and administrative expense increased by 7.7%, and sales and marketing expense increased 4.4%, related to investments in Traceability. GAAP net income was $2.0 million compared to $1.6 million, an increase of 26.8%. Net income to common shareholders increased 32.8% to $1.9 million, or $0.10 per diluted share, compared to $1.4 million, or $0.08 per diluted share.

Year-to-Date Financial Results (nine months ended March 31, 2025, vs. nine months ended March 31, 2024):

Total revenue was up 10.3% to $16.9 million as compared to $15.3 million in the prior-year nine-month period. Total operating expense was $12.2 million, up 5.5% compared to $11.6 million last year. General and administrative expense increased by 3.7%, and sales and marketing expense increased 6.6%. GAAP net income was $5.2 million compared to $4.4 million, an increase of 18.3%. Net income to common shareholders increased 23.8% to $4.9 million, or $0.26 per diluted share, compared to $4.0 million, or $0.21 per diluted share.

Return of Capital:

In the third quarter of fiscal 2025, the Company redeemed 70,093 preferred shares at the stated redemption price of $10.70 per share for a total of $749,995. To date, the Company has redeemed 431,586 shares of preferred stock for a total of $4.6 million. The remaining amount of the preferred shares available for redemption is $4.3 million. As announced in September of 2023, the Company anticipates redeeming all of its preferred shares issued and outstanding within three years. During the quarter, ReposiTrak did not repurchase any common shares, and the Company has approximately $7.9 million remaining of the $21 million total common share buyback authorization.

On March 21, 2025, the Company’s Board of Directors declared a quarterly dividend of $0.01815 per quarter ($0.0726 per share annually) to shareholders of record on March 31, 2025. The cash dividends will be paid to shareholders of record on or about May 15, 2025. Subsequent dividends will be paid within 45 days of each fiscal quarter end.

Balance Sheet:

The Company had $28.1 million in cash and cash equivalents at March 31, 2025, compared to $25.2 million at June 30, 2024, an 11.9% increase. The Company has certain operating and capital leases for its headquarters and equipment; however, it carries no bank debt.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.repositrak.com.

Participant Dial-In Numbers:
Date: Thursday, May 15, 2025

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13753662

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Conference ID: 13753662

Replay Start: Thursday, May 15, 2025, 7:15 p.m. ET

Replay Expiry: Sunday, June 15, 2025, at 11:59 PM ET

About ReposiTrak:

ReposiTrak (NYSE: TRAK) provides retailers, suppliers, food manufacturers and wholesalers with a robust solution suite to help reduce risk and remain in compliance with regulatory requirements, enhance operational controls and increase sales with unrivaled brand protection. Consisting of three product families – food traceability, compliance and risk management and supply chain solutions – ReposiTrak’s integrated, cloud-based applications are supported by an unparalleled team of experts. For more information, please visit https://repositrak.com

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to ReposiTrak Inc.(“ReposiTrak”) are intended to identify such forward-looking statements. ReposiTrak may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ReposiTrak annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@repositrak.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

REPOSITRAK, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	March 31,	June 30,
	2025	2024
Assets
Current Assets
Cash	$28,134,321	$25,153,862
Receivables, net of allowance for doubtful accounts of $231,652 and $227,573 at March 31, 2025 and June 30, 2024, respectively	3,600,712	3,678,627
Contract asset – unbilled current portion	605,717	181,680
Prepaid expense and other current assets	411,625	285,998
Total Current Assets	32,752,375	29,300,167

Property and equipment, net	746,246	513,277

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	1,435	2,609
Contract asset – unbilled long-term portion	-	108,052
Operating lease – right-of-use asset	202,920	250,306
Customer relationships	32,850	131,400
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	192,310	384,621
Total Other Assets	21,335,815	21,783,288

Total Assets	$54,834,436	$51,596,732

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$286,832	$265,086
Accrued liabilities	1,173,033	1,554,775
Contract liability – deferred revenue	3,675,880	2,441,234
Operating lease liability – current	68,244	64,076
Notes payable and financing leases – current	230,187	217,971
Total current liabilities	5,434,176	4,543,142

Long-term liabilities
Operating lease liability – less current portion	147,432	198,972
Notes payable and financing leases – less current portion	331,762	-
Total liabilities	5,913,370	4,742,114

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 406,191 and 616,470 shares issued and outstanding at March 31, 2025 and June 30, 2024, respectively	4,062	6,165
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,276,381 and 18,234,893 and issued and outstanding at March 31, 2025 and June 30, 2024, respectively	182,766	182,351
Additional paid-in capital	62,927,551	64,655,902
Accumulated other comprehensive loss	(12,280)	(27,390)
Accumulated deficit	(14,181,033)	(17,962,410)
Total stockholders’ equity	48,921,066	46,854,618
Total liabilities and stockholders’ equity	$54,834,436	$51,596,732

REPOSITRAK, INC.

Consolidated Condensed Statements of Operations and Comprehensive Income (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2025	2024	2025	2024

Revenue	$5,913,732	$5,084,866	$16,845,782	$15,270,729

Operating expense:
Cost of revenue and product support	911,693	831,912	2,773,468	2,571,533
Sales and marketing	1,408,861	1,349,838	4,392,997	4,119,716
General and administrative	1,455,602	1,352,197	4,124,706	3,978,798
Depreciation and amortization	328,723	288,576	913,646	897,479
Total operating expense	4,104,879	3,822,523	12,204,817	11,567,526

Income from operations	1,808,853	1,262,343	4,640,965	3,703,203

Other income (expense):
Interest income	326,388	350,691	1,030,554	925,297
Interest expense	(12,817)	(8,036)	(35,022)	(21,956)
Unrealized gain (loss) on short term investments	(6,705)	5,429	(2,438)	48,071
Income before income taxes	2,115,719	1,610,427	5,634,059	4,654,615

(Provision) for income taxes:	(149,931)	(60,000)	(452,036)	(274,491)
Net income	1,965,788	1,550,427	5,182,023	4,380,124

Dividends on preferred stock	(85,725)	(134,345)	(289,223)	(427,567)

Net income applicable to common shareholders	$1,880,063	$1,416,082	$4,892,800	$3,952,557

Weighted average shares, basic	18,254,000	18,194,000	18,249,000	18,194,000
Weighted average shares, diluted	19,143,000	18,954,000	19,122,000	18,874,000
Basic income per share	$0.10	$0.08	$0.27	$0.22
Diluted income per share	$0.10	$0.08	$0.26	$0.21
Comprehensive income:
Net income	$1,965,788	$1,550,427	$5,182,023	$4,380,124
Other comprehensive gain:
Unrealized gain (loss) on available-for-sale securities	(3,759)	(25,102)	15,110	(31,006)
Total comprehensive income	$1,962,029	$1,525,325	$5,197,133	$4,349,118

REPOSITRAK, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended
	March 31,
	2025	2024
Cash flows from operating activities:
Net income	$5,182,023	$4,380,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	913,646	897,479
Amortization of operating right of use asset	47,386	45,070
Stock compensation expense	302,251	260,853
Bad debt expense	450,000	225,000
(Increase) decrease in:
Accounts receivables	(796,122)	(1,439,014)
Long-term receivables, prepaids and other assets	(208,916)	751
Increase (decrease) in:
Accounts payable	21,746	79,025
Operating lease liability	(47,372)	(43,417)
Accrued liabilities	(335,917)	(58,391)
Deferred revenue	1,234,646	563,261
Net cash provided by operating activities	6,763,371	4,910,741

Cash flows from investing activities:
Purchase of property and equipment	(8,795)	(17,532)
Sale (purchase) of marketable securities	15,110	(31,006)
Net cash provided by (used in) investing activities	6,315	(48,538)

Cash flows from financing activities:
Common Stock buyback/retirement	(100,016)	(1,515,574)
Redemption of Series B Preferred	(2,249,975)	-
Redemption of Series B-1 Preferred	-	(1,499,990)
Proceeds from exercise of warrants	79,120	-
Proceeds from employee stock plan	134,345	111,839
Dividends paid	(1,342,235)	(1,286,657)
Payments on notes payable and capital leases	(310,466)	(210,020)
Net cash used in financing activities	(3,789,227)	(4,400,402)

Net increase (decrease) in cash and cash equivalents	2,980,459	461,801

Cash and cash equivalents at beginning of period	25,153,862	23,990,879
Cash and cash equivalents at end of period	$28,134,321	$24,452,680

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$375,119	$317,944
Cash paid for interest	$7,769	$11,711
Cash paid for operating leases	$56,244	$54,606

Supplemental disclosure of non-cash investing and financing activities:
Common stock to pay accrued liabilities	$259,302	$445,980
Dividends accrued on preferred stock	$289,223	$427,567
Right-of-use asset	$654,444	$-